Exhibit 1

CONVERSION AGREEMENT

This CONVERSION AGREEMENT (this “Agreement”), dated as of March 31, 2026, by and between Snita Holding B.V., a private company (besloten vennootschap) incorporated under Dutch law (the “Holder”), and Polestar Automotive Holding UK PLC, a public limited company organized under the laws of England and Wales (the “Company” and together with the Holder, each a “Party” and together the “Parties”).

RECITALS:

WHEREAS, the Holder and the Company are parties to a Term Facility Agreement dated November 3, 2022, as amended by an Amendment Letter dated November 8, 2023, an Amendment Letter dated August 21, 2024 and an Amendment Letter dated March 31, 2026 (the “Facility Agreement”) (capitalized terms used herein, but not otherwise defined, have the meanings ascribed to them in the Facility Agreement);

WHEREAS, on December 9, 2025, the Company completed a change to the ratio of its Class A, Class B, Class C-1, and Class C-2 American Depositary Shares to the respective ordinary shares from 1:1 to 1:30;

WHEREAS, between December 2025 and March 2026, the Company has raised additional capital via private placements of Class A ADSs (as defined below) (each, a “Private Placement” and collectively, the “Private Placements”) with aggregate net proceeds of approximately USD 1 billion;

WHEREAS, the Parties have agreed to treat the Private Placements as a QEO and this Agreement serves as a QEO Exercise Notice, pursuant to which the Holder and the Company agree to convert (the “Conversion”) as set forth below a certain amount of the principal outstanding under Loans made pursuant to the Facility Agreement into a certain number of Class A ordinary shares of the Company of nominal value of USD 0.01 each (the “Class A Ordinary Shares”), with 30 Class A Ordinary Shares represented by 1 Class A American Depositary Share (each, a “Class A ADS” and collectively, the “Class A ADSs”), subject to the terms and conditions set forth herein (such transaction, the “Snita Loan Conversion”);

WHEREAS, in connection with the Private Placements and the Snita Loan Conversion, Geely Sweden Automotive Investment AB (“Geely”) intends to convert a certain amount of the principal owed to Geely under a Term Facility Agreement dated November 8, 2023 into a certain number of Class A Ordinary Shares with 30 Class A Ordinary Shares represented by 1 Class A ADS (the “Geely Loan Conversion”); and

WHEREAS, the Parties intend that the Snita Loan Conversion and the issuance of the Conversion Shares (as defined below) to the Holder pursuant hereto shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in relation to Section 3(a)(9) thereof, it being understood that (i) the Company and the Holder are the only parties to the exchange, (ii) the Conversion involves the exchange of the Conversion Amount (as defined below) for the Conversion Shares and no other consideration, and (iii) neither the Company nor any person acting on its behalf, nor the Holder, has paid or will pay any commission or other remuneration, directly or indirectly, for soliciting such exchange.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Holder and the Company acknowledges and agrees as follows:

1.             Conversion.

a.             As of the date hereof, the total principal amount owed under the Loans made pursuant to the Facility Agreement is USD 1 billion (the “Amount Owed”). Subject to the terms and conditions of this Agreement, the Holder and the Company agree to convert the Conversion Amount (as defined below), in multiples of USD 1,000, into Class A Ordinary Shares represented by Class A ADSs (the “Conversion Shares”), at a per Class A ADS price as provided in Section 1 clause b (the “Conversion Price”).

b.             The Conversion Price shall be equal to 95% of the volume-weighted average price per Class A ADS as reported for composite transactions during the regular trading session (excluding pre-market and after-hours trading) on The Nasdaq Capital Market, as published by Bloomberg on page PSNY (or any successor page) at 4:15 p.m. New York time (“VWAP”), calculated over the 30-day period immediately preceding the date of this Agreement up to and including March 27, 2026 (the “VWAP Period”). The VWAP shall be calculated by dividing (i) the aggregate dollar value of all trades of Class A ADSs during the VWAP Period by (ii) the total number of Class A ADSs traded during the VWAP Period, as reported by Bloomberg (or, if Bloomberg ceases to publish such information, another authoritative source mutually agreed by the Parties). VWAP shall be adjusted to reflect any stock splits, reverse splits, stock dividends, or similar corporate actions occurring during the VWAP Period.

c.             The relevant number of Conversion Shares to be issued at each Closing (as defined below) will be determined by dividing the Conversion Amount by the Conversion Price and rounding the result down to the nearest whole number of Class A Ordinary Shares. Fractions of Conversion Shares will not be delivered upon conversion and no cash adjustments will be payable in respect thereof.

d.             At each Closing, the Company hereby agrees to issue to the Holder and ensure are credited to the Holder’s designated account, the Conversion Shares free and clear of any liens or other encumbrances (other than those arising under applicable securities laws), all on the terms, and subject to the conditions provided for herein. Such Conversion Shares shall rank pari passu in all respects with existing Class A Ordinary Shares and the Company shall update its register of members and instruct the depositary to deliver the Conversion Shares to the Holder. At each Closing, the issuance and delivery of the Class A ADSs evidencing the Conversion Shares shall be effected in accordance with the terms of the deposit agreement relating to the Company’s American depositary share program, including the deposit of the Class A Ordinary Shares with the custodian, the satisfaction of any applicable procedures of the depositary and the application of any required legends, and the Holder acknowledges that the depositary may require such opinions of counsel or other documentation as it deems reasonably necessary in connection therewith.

e.             At each Closing, upon allotment and issuance of the Conversion Shares to the Holder, the Conversion Amount shall be deemed repaid and discharged. The payment of any accrued but unpaid interest on the Conversion Amount up to (but excluding) the applicable Closing Date and any Break Costs shall be made on the applicable Closing Date.

2.             Closing. The Closing of the Snita Loan Conversion shall take place in two tranches as set forth below (respectively, the “First Closing” and the “Second Closing” and each a “Closing”). At the First Closing, which shall take place on the date of this Agreement if this Agreement is executed on or before 9:00 a.m. CET on such day otherwise on the next Business Day following the date of this Agreement, the Company shall on such date allot and issue the Conversion Shares to the Holder (the “First Closing Date”), such that the Holder shall have converted such portion of the Amount Owed so that, immediately following the First Closing, the Holder’s direct and indirect aggregated beneficial interest in the issued and outstanding share capital of the Company shall amount to, but not exceed, 19.9% (the “First Closing Conversion Amount”). At the Second Closing, which shall take place on the second Business Day following the day on which all of the closing conditions set forth in Section 3 have been satisfied or waived by the Holder in writing, or at such other time as the Company and the Holder may mutually agree (provided that the Second Closing shall occur no later than the Longstop Date (as defined below)) (the “Second Closing Date” and together with the First Closing Date, the “Closing Date”)), the Holder shall convert such portion of the remaining Amount Owed equal to the lesser of (i) the amount that results in the Holder’s direct and indirect aggregated beneficial interest in the issued and outstanding share capital of the Company amounting to, but not exceeding, 19.9% immediately following the Second Closing, and (ii) USD 100 million (the “Second Closing Conversion Amount” and together with the First Closing Conversion Amount, the “Conversion Amount”).

3.             Closing Conditions. The obligation of the Parties hereto to consummate the Closing is (in relation to the First Closing only to the extent the First Closing does not take place on the date of this Agreement) subject to the satisfaction or waiver by the Holder, in writing, of each of the following conditions:

a.             all representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the applicable Closing Date, and consummation of the Second Closing shall constitute a reaffirmation by the Company of its representations and warranties contained in this Agreement as of the applicable Closing Date; provided that the Company may not rely on this closing condition if the failure of this closing condition to be satisfied results from the failure of the Company’s representations and warranties to be so true and correct or a breach by the Company of any of its covenants or agreements contained herein;

b.             no statute, law (including common law), act, code, ordinance, rule, regulation or governmental order or other legal restraint or prohibition issued by any court of competent jurisdiction or other applicable governmental authority preventing the consummation of the Snita Loan Conversion shall be in effect;

c.             the Geely Loan Conversion shall have occurred (with respect to the Second Closing only); and

d.             the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the applicable Closing; provided that the Company may not rely on this closing condition if the failure of this closing condition to be satisfied results from a breach by the Company of any of its covenants or agreements contained herein.

4.             Further Assurances. At each Closing, the Company and the Holder shall execute and deliver such additional documents and take such additional actions as they reasonably may deem to be practical and necessary in order to consummate the Snita Loan Conversion contemplated by this Agreement.

5.             Company Representations and Warranties. The Company represents and warrants to the Holder that as of the date of this Agreement and as of each Closing Date:

a.             The Company is duly incorporated and validly existing as a public company limited by shares under the laws of England and Wales and has the power to own its assets and carry on its business as it is being conducted.

b.             The Company has all requisite power and authority to enter into, perform and deliver this Agreement and has taken all necessary action to authorize such entry, performance and delivery. This includes carrying out its obligations hereunder and consummating the transactions contemplated hereby, including the issuance of the Conversion Shares to the Holder in accordance with the terms hereof.

c.             As of such Closing Date, the Conversion Shares will be duly authorized and, when issued and delivered to the Holder against full payment for the Conversion Shares in accordance with the terms of this Agreement by giving effect to the Snita Loan Conversion, the Conversion Shares will be validly issued and fully paid and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational and constituent documents or under the laws of England and Wales and will not be subject to any liens or other encumbrances. The Company has available for issue and authority to allot, free from pre-emption rights, a sufficient number of Class A Ordinary Shares to satisfy its obligations under this Agreement.

d.             The execution, delivery and performance by the Company of this Agreement and of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, including the issuance of the Conversion Shares to the Holder in accordance with the terms hereof, (i) are within the powers of the Company and (ii) have been or will be as of such Closing Date duly authorized by all requisite action on the part of the Company, and no other action on the part of the Company is necessary to authorize this Agreement or, as of such Closing Date, the consummation of the transactions contemplated hereby, including the issuance of the Conversion Shares to the Holder in accordance with the terms hereof. This Agreement has been duly authorized, executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Holder) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or applicable equitable principles (whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

e.             The issuance of the Conversion Shares and the compliance by the Company with all of the provisions of this Agreement and the consummation of the Snita Loan Conversion will not (i) result in, or would reasonably be expected to result in, a breach or violation of any of the terms or provisions of, or constitute a default under, any applicable law, regulation, agreement or instrument binding upon the Company, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or the Company’s business of the design, manufacture, production, sale and lease of passenger vehicles (the “Business”), that would be reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities (including contingent liabilities) operations, prospects, financial condition or results of operations of the Business or the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or affect the validity of the Conversion Shares or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) result in any violation of the provisions of the organizational and constitutional documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or affect the validity of the Conversion Shares or the legal authority of the Company to comply in all material respects with this Agreement. No Event of Default is continuing or might reasonably be expected to result from the execution of this Agreement, and no other event or circumstance exists which constitutes a default under any other agreement binding on the Company or its assets which would reasonably be expected to have a Material Adverse Effect.

f.              The Company acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Conversion Shares or made any findings or determination as to the fairness of this investment.

g.             The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which the Holder could become directly liable.

h.             Assuming the accuracy of the representations and warranties of the Holder in Section 6, (i) no registration of the Conversion Shares will be required under the Securities Act in connection with the Conversion by the Holder and (ii) the issuance and sale of the Conversion Shares will be done in accordance with The Nasdaq Capital Market rules, including applicable exemptions therefrom.

i.              Assuming the accuracy of the Holder’s representations and warranties set forth in Section 6, the Company is not required to obtain any material consent, waiver or authorization of, give any notice to, or make any filing with, any court or other federal, state, local or other governmental authority or other person in connection with the issuance of the Conversion Shares pursuant to this Agreement.

j.              A copy of each form, report, statement, schedule, prospectus, registration statement and other document filed by the Company on or prior to such Closing Date (the “SEC Documents”) is available to the undersigned via the EDGAR system of the U.S. Securities and Exchange Commission (the “SEC”). None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company’s affiliates contained in any SEC Document to be filed by the Company the representation and warranty in this sentence is made to the Company’s knowledge. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents.

k.             The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

l.              Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company as of the date of this Agreement, threatened in writing against the Company, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

m.            The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act of 1940.

n.             Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Conversion Shares. The Conversion Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

o.             The business plan approved by the board of directors of the Company on 3 December 2025, attached hereto as Exhibit A, is a true, complete and accurate copy of the plan so approved and has not been replaced or superseded as at the date of this Agreement.

p.             As of each Closing Date, the Holder has been or will have been provided (as applicable) with all material information (including any material non-public information) relating to the Company and its business, affairs, assets, liabilities, financial position, results or prospects that has been made available to any investor participating in the Private Placements and to Geely at its specific request as an investor in connection with its investment decision to participate in the Geely Loan Conversion (as applicable).

6.             Holder Representations and Warranties. The Holder represents and warrants to the Company that as of the date of this Agreement and as of each Closing Date:

a.             The Holder has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

b.             The execution, delivery and performance by the Holder of its obligations under this Agreement (i) are within the powers of the Holder, (ii) have been duly authorized by all requisite action on the part of the Holder and (iii) will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Holder is a party or by which the Holder is bound, and will not violate any provisions of the Holder’s charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. This Agreement has been duly executed and delivered by the Holder and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Holder, and this Agreement is enforceable against the Holder in accordance with its terms, except as the enforceability hereof may be limited by Enforceability Exceptions.

c.             The Holder understands that the Conversion Shares are being offered in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to receive the Conversion Shares.

d.             The Holder acknowledges and agrees that the Conversion Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the offer and sale of the Conversion Shares to the Holder pursuant hereto are being made pursuant to a transaction exempt from the registration requirements of the Securities Act in reliance on Section 3(a)(9) thereof and the Conversion Shares will constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. The Holder acknowledges and agrees that the Conversion Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Holder absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) above in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Conversion Shares will be subject to a restrictive legend to such effect. The Holder acknowledges that the Conversion Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 or Rule 144A promulgated under the Securities Act. The Company makes no representation or warranty to the Holder as to whether or when the Conversion Shares, or any Class A ADSs representing the Conversion Shares, will be eligible for resale under Rule 144 or Rule 144A of the Securities Act. The Holder acknowledges and agrees that the Conversion Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the Holder may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Conversion Shares and may be required to bear the financial risk of an investment in the Conversion Shares for an indefinite period of time. The Holder acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Conversion Shares.

e.             The Holder understands that the certificates (if any) evidencing the Conversion Shares and any book-entry positions or notations and any American depositary receipts evidencing the Class A ADSs representing the Conversion Shares (and any securities issued in respect thereof or in exchange therefor) will bear or be subject to, as applicable, the following legend (or notation) and such other legends (or notations) as may be required by applicable securities laws or the depositary:

‘THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE HELD BY A PERSON WHO MAY BE DEEMED TO BE AN AFFILIATE OF THE COMPANY AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER.’

f.              The Holder acknowledges that the Conversion Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

g.             The Holder is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional "accredited investor" (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A.

h.             Notwithstanding any provision to the contrary herein, the Holder is not acquiring the Conversion Shares (i) with a view to, or for resale in connection with, any offer, sale or distribution thereof to the public within the meaning of, or otherwise in violation of, the EU Prospectus Regulation, the UK Prospectus Regulation, FSMA, the Companies Act or any rules or regulations made or promulgated thereunder; or (ii) with a view to, or for the resale in connection with, any offer, sale or distribution thereof in violation of the laws of any jurisdiction. In particular, the Conversion Shares will not be offered or sold by the Holder in the UK by means of any document other than: (A) to “qualified investors” as defined in the UK Prospectus Regulation as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018 or (B) in other circumstances which do not result in a requirement for the publication of a “prospectus” as defined in the UK Prospectus Regulation and/or FSMA or which do not constitute an offer to the public within the meaning thereof. In addition, the Conversion Shares will not be offered or sold by the Holder in the European Union by means of any document other than: (x) to “qualified investors” as defined in the EU Prospectus Regulation or (y) in other circumstances which do not result in a requirement for the publication of a “prospectus” as defined in the EU Prospectus Regulation or which do not constitute an offer to the public within the meaning thereof.

7.             Future Conversions. The Holder, shall have the right but not the obligation, in the event of any future offering of equity or equity linked securities or other potentially dilutive events by the Company during the period from the date hereof until the date on which all amounts outstanding under the Facility Agreement have been irrevocably paid or converted in full for any purpose, including to fund the continued growth of the business as per its current business plan (an “Offering”), to participate in and require the Company to effect, such offering up to its pro-rata share in such Offering by conversion of principal amount of loans under the Facility Agreement (“Future Conversions”), subject to the following conditions: (i) the Holder’s direct and indirect aggregated beneficial interest in the issued and outstanding share capital of the Company shall, following each Offering amount to, but not exceed, 19.9% (unless the Holder otherwise elects); and (ii) the terms and conditions of any such Future Conversions shall be on terms no less favorable than to those offered to third party investors in the Offering. Following an Offering, the Company shall promptly notify the Holder of such event and request that the Holder undertake a Future Conversion. The Holder shall review and consider such request in good faith. This right and any Future Conversions by the Holder shall be subject to: (x) the entry into between the Parties of a conversion agreement on market terms reasonably satisfactory to the Holder and reflecting terms no less favorable to the Holder than those applicable to any third party investor in the relevant Offering and (y) all necessary corporate and/or regulatory approvals being obtained.

8.             Registration Rights. The Company has granted certain registration rights to the Holder pursuant to a registration rights agreement, dated September 27, 2021, by and among the Company, the Holder and the other parties thereto (as subsequently amended, the “Registration Rights Agreement”). All of the Conversion Shares received pursuant to this Agreement have been included in the definition of “Registrable Securities” in the Registration Rights Agreement. In furtherance of the foregoing, the Company shall also, as soon as practicable but in any event no later than the date that is 90 days after the Second Closing Date, file a new Form F-3 Shelf (as defined in the Registration Rights Agreement) in view of permitting the public resale by the Holder of the Conversion Shares and cause such registration statement to become effective as soon as practicable after such filing.

9.             Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any party in respect thereof, if the Second Closing has not taken place by June 30, 2026 (the “Longstop Date”), provided, that (i) nothing herein will relieve either Party from liability for any willful and material breach of any covenant, agreement, obligation, representation or warranty hereunder prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach; and (ii) any accrued rights, obligations, and liabilities of the Parties as of the date of termination, and any provisions of this Agreement which by their nature are intended to survive termination (including, without limitation, Section 7 (Future Conversions), Section 10 (Miscellaneous), clauses a, b, and c; Section 11 (Governing Law); and Section 12 (Jurisdiction)), shall survive such termination and remain in full force and effect.

10.           Miscellaneous

a.             Neither this Agreement nor any rights or obligations that may accrue to the Holder hereunder may be transferred or assigned, in whole nor in part, without the prior written consent of the Company, which may be withheld by the Company in its absolute discretion, other than an assignment to any affiliate of the Holder, subject to, if such transfer or assignment is prior to the First Closing or the Second Closing, such transferee or assignee, as applicable, executing a joinder to this Agreement or a separate conversion agreement in substantially the same form as this Agreement.

b.             The Company may request from the Holder such additional information as the Company may deem necessary to register the resale of the Conversion Shares and to evaluate the eligibility of the Holder to receive the Conversion Shares, and the Holder shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that the Company agrees to keep any such information confidential and not disclose such information other than (i) to its and its affiliates’ employees, advisers and representatives who need to know such information in connection with the transactions contemplated hereby and who are subject to customary confidentiality obligations, or (ii) to the extent required to be disclosed by applicable law, including the securities laws or in connection with such filings, or The Nasdaq Capital Market. The Holder acknowledges that the Company may file a copy of this Agreement with the SEC.

c.             Each of the Parties acknowledges that the other Party will rely on the acknowledgments, understandings, agreements, representations and warranties of it contained in this Agreement. Prior to a Closing, each Party agrees to promptly notify the other Party if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate.

d.             Each of the Parties is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

e.             This Agreement may not be terminated other than pursuant to the terms of Section 9. The provisions of this Agreement may not be modified, amended or waived or terminated except by an instrument in writing, signed by each of the Parties hereto. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

f.              This Agreement (and any other agreements executed and delivered in connection with the Conversion to which the Holder is party, if any) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof. This Agreement shall not confer any third-party beneficiary, or other rights or remedies upon any person other than the Parties hereto and their respective successors and assigns and the Parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

g.             Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

h.             If any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

i.              This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Either Party may execute and deliver signed counterparts of this Agreement to the other Party by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature (including www.docusign.com), each of which shall be deemed an original.

j.              Any notice or communication required or permitted hereunder to be given to the Holder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth in the Facility Agreement, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) five Business Days after the date of mailing to the address included on the signature page hereto or to such other address or addresses as the Holder may hereafter designate by notice to the Company.

11.           Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

12.           Jurisdiction.

a.             The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”).

b.             The Company agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Company will not argue to the contrary.

c.             Notwithstanding paragraphs a and b above, the Holder may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Holder may take concurrent proceedings in any number of jurisdictions.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Holder has executed or caused this Agreement to be executed by its duly authorized representatives as of the date set forth below.

SNITA HOLDING, B.V.

	By:	/s/ Helen Hu
	Name:	Helen Hu
	Title:	Authorised representative

	By:	/s/ Fredrik Hansson
	Name:	Fredrik Hansson
	Title:	Authorised representative

Dated: 31 of March, 2026

[Signature Page to Snita Conversion Agreement]

IN WITNESS WHEREOF, the Company has accepted this Agreement as of the date set forth below.

POLESTAR AUTOMOTIVE HOLDING UK PLC

	By:	/s/ Michael Lohscheller
	Name:	Michael Lohscheller
	Title:	CEO

	By:	/s/ Jean-François Mady
	Name:	Jean-François Mady
	Title:	Polestar Group CFO

Date: 31 of March, 2026

[Signature Page to Snita Conversion Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF HOLDER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☒ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☒ We are not a natural person.

This page should be completed by the Holder
and constitutes a part of the Agreement.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Holder has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Holder and under which the Holder accordingly qualifies as an “accredited investor.”

☐           Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐           Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of USD 5,000,000;

☐           Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of USD 5,000,000;

☒           Any organization described in Section 501(c)(3) of the Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of USD 5,000,000;

☐           Any trust with assets in excess of USD 5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐           Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

EXHIBIT A

Business Plan

SCHEDULE A-1

Information with Respect to

Executive Officers and Directors of the Undersigned

The following sets forth as to each of the executive officers (if any) and directors of the undersigned: his/her name; his/her business address; his/her present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted.

To the knowledge of the undersigned, during the last five years, no such person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and no such person was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which he was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such laws except as reported in Item 2(d) and (e) of this Schedule 13D.

Snita Holding B.V. (“Snita”)

Unless otherwise specified, the principal employer of each such individual is Snita. The business address of Snita is Stationsweg 2, Beesd, 4153 RD, Netherlands.

Name	Title	Citizenship
Fredrik Hansson	Director	Sweden
Helen Hu	Director	China

PSD Investment Limited (“PSD Investment”)

Unless otherwise specified, the principal employer of each such individual is PSD Investment. The business address of PSD Investment is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

Name	Title	Citizenship
Shufu Li	Director	China

Volvo Car Corporation (“Volvo Cars”)

Unless otherwise specified, the principal employer of each such individual is Volvo Cars. The business address of Volvo Cars is Avd. 50090 HB3S, 405 31 Göteborg, Sweden.

Name	Title	Citizenship
Håkan Samuelsson	Director	Sweden
Helen Hu	Director	China
Fredrik Hansson	Director	Sweden

PSD Capital Limited (“PSD Capital”)

Unless otherwise specified, the principal employer of each such individual is PSD Capital. The business address of PSD Capital is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

Name	Title	Citizenship
Shufu Li	Director	China

Volvo Car AB (“VCAB”)

Unless otherwise specified, the principal employer of each such individual is VCAB. The business address of VCAB is Avd. 50090 HB3S, 405 31 Göteborg, Sweden.

Name	Title	Citizenship
Håkan Samuelsson	Managing Director	Sweden
Eric Li (Shufu Li)	Director/Chairman	China
Pieter Nota	Director	Netherlands
Caroline Grégoire-Sainte-Marie	Director	France
Anna Mossberg	Director	Sweden
Lilla Tretikov	Director	United States
Daniel Li (Donghui Li)	Director	China
Diarmuid O’Connell	Director	United States
Jonas Samuelsson	Director	Sweden
Ruby Lu	Director	China
Jörgen Olsson	Director (Employee Representative)	Sweden
Ardian Avdullahu	Director (Employee Representative)	Sweden
Zara Biske	Director (Employee Representative)	Sweden
Anna Margitin Blomberg	Deputy Director (Employee Representative)	Sweden
Marie Stenqvist	Deputy Director (Employee Representative)	Sweden

Geely Sweden Holdings AB (“Geely Sweden”)

Unless otherwise specified, the principal employer of each such individual is Geely Sweden. The business address of Geely Sweden is Box 10038, 400 70 Göteborg, Sweden.

Name	Title	Citizenship
Shufu Li	Director	China
Donghui Li	Director	China
Per Ansgar	Director	Sweden
Lone Fönss Schröder	Director	Denmark

Shanghai Geely Zhaoyuan International Investment Co., Ltd (“Shanghai Geely”)

Unless otherwise specified, the principal employer of each such individual is Shanghai Geely. The business address of Shanghai Geely is Room 1478, Building 10, No. 1630 Yecheng Road, Jiangding District, Shanghai, China.

Name	Title	Citizenship
Quan Zhang	Director	China

Beijing Geely Wanyuan International Investment Co. Ltd (“Beijing Geely Wanyuan”)

Unless otherwise specified, the principal employer of each such individual is Beijing Geely Wanyuan. The business address of Beijing Geely Wanyuan is Room 409, Level 4, Building 4, Yard 4, Yongchang Zhong Road, Beijing Economic-Technological Development Area, Beijing, China.

Name	Title	Citizenship
Quan Zhang	Director	China

Beijing Geely Kaisheng International Investment Co., Ltd. (“Beijing Geely Kaisheng”)

Unless otherwise specified, the principal employer of each such individual is Beijing Geely Kaisheng. The business address of Beijing Geely Kaisheng is Room 409, Level 4, Building 4, Yard 4, Yongchang Zhong Road, Beijing Economic-Technological Development Area, Beijing, China.

Name	Title	Citizenship
Quan Zhang	Director	China

Zhejiang Geely Holding Group Company Limited (“Zhejiang Geely”)

Unless otherwise specified, the principal employer of each such individual is Zhejiang Geely. The business address of Zhejiang Geely is No. 1760 Jiangling Road, Binjiang District, Hangzhou, Zhejiang, China.

Name	Title	Citizenship
Shufu Li	Director	China
Donghui Li	Director	China
Conghui An	Director & Legal Representative	China
Jian Yang	Director	China
Winnie Fok	Director	Hong Kong SAR, China
Xingui Wang	Director	China
Weilie Ye	Director	China

Geely Sweden Automotive Investment B.V. (“GSAI”)

Unless otherwise specified, the principal employer of each such individual is GSAI. The business address of GSAI is Stationsveg 2, 4153RD Beesd, Netherlands.

Name	Title	Citizenship
Quan Zhang	Director	China
Per Ansgar	Director	Sweden
Hendrik van der Gaag	Director	Netherlands
Jacob Huibert Verkerk	Director	Netherlands